Exhibit 99.1

John Riccitiello: Changing and Growing

Today we announced some changes in EA’s organization that reflect how we create and distribute our games, as well as how we nurture the talent of our employees.

This is the first material re-organization since we established EA’s label structure in 2007. Our progress since then has been incredible. We executed against three transformational strategies: (1) Fewer, Better, Bigger, (2) Expanding our digital businesses, and (3) Tighter cost management. Our quality has risen dramatically. We’ve built an $800m+ digital business while pushing down operating costs. Not all of it was easy but looking back, it was exactly the right structure and priorities for the challenges we faced.

Now, we are switching from defense to offense. We’re focusing on building our intellectual properties/franchises into year-round business. We’ve established our own platform, Origin, and we continue to grow our digital business.

We are already seeing big returns on our investment in change. That’s why this is precisely the right time to update our organization. A few highlights that were announced today:

•	Peter Moore is now our Chief Operating Officer.

•	Frank Gibeau will serve as President of the EA Labels.

•	Our Label structure is expanding to four – EA Games, EA SPORTS, EA Play and BioWare.

•	Barry Cottle is heading up EA Interactive which now includes Playfish, Pogo, EA Mobile, our partnership with Hasbro, the online and mobile business in Asia and soon, PopCap.

Two final thoughts on the reorganization:

First, I think it’s a great reflection on EA that we are able to tap so much world-class leadership from within our own ranks. The depth of talent and leadership in this company is inspiring.

Second, as I look across EA and back on its history, I come to an important realization. The people who succeed here are the ones who map their creative vision over a deep understanding of what our consumers want. Our Label structure reflects that strategy. It creates a close partnership between developers and product marketers that connects the creative process to our consumers.

This is an exciting time. The opportunities are growing exponentially and EA is growing and changing to capture them.